As filed with the Securities and Exchange Commission on May 15, 2006
                                                      Registration File No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                          CADENCE RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)

             Utah                                               94-3035367
 (State or Other Jurisdiction of                             (I.R.S. Employer
 Incorporation or Organization)                             Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, Michigan             49684
        (Address of Principal Executive Offices)                      (Zip Code)

             Cadence Resources Corporation 2006 Stock Incentive Plan
            Cadence Resources Corporation 2004 Equity Incentive Plan
               Equity Compensation Plan for Non-Employee Directors
                    Aurora Energy Ltd. 1997 Stock Option Plan
                            (Full Title of the Plans)

                          William W. Deneau, President
                       4110 Copper Ridge Drive, Suite 100
                          Traverse City, Michigan 49684
                     (Name and Address of Agent for Service)

                                 (231) 941-0073
          (Telephone Number, Including Area Code, of Agent for Service)

                                 with a copy to:

                             Henry I. Rothman, Esq.
                             Timothy I. Kahler, Esq.
                              Troutman Sanders, LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6000

                         CALCULATION OF REGISTRATION FEE

-------------------- --------------------- ------------------------ ---------------------------- -------------------
     Title of            Amount to Be         Proposed Maximum      Proposed Maximum Aggregate       Amount of
 Securities to Be       Registered(1)        Offering Price per           Offering Price          Registration Fee
    Registered                                      Share
-------------------- --------------------- ------------------------ ---------------------------- -------------------
Common Stock,         8,000,000 shares (2)           $5.70(3)              $45,600,000.00             $4,879.20
par value $0.01
-------------------- --------------------- ------------------------ ---------------------------- -------------------
Common Stock,           100,000 shares (4)           $1.42(5)                 $142,000.00                $15.20
par value $0.01
-------------------- --------------------- ------------------------ ---------------------------- -------------------
Common Stock,           149,500 shares (6)           $5.70(3)                 $852,150.00                $92.19
Par value $0.01
-------------------- --------------------- ------------------------ ---------------------------- -------------------
Common Stock,           399,996 shares (7)          $0.375(5)                 $149,998.50                $16.05
par value $0.01
-------------------- --------------------- ------------------------ ---------------------------- -------------------
Common Stock,            80,000 shares (8)           $0.50(5)                  $40,000.00                 $4.28
par value $0.01
-------------------- --------------------- ------------------------ ---------------------------- -------------------
Common Stock,            40,000 shares (8)           $0.25(5)                  $10,000.00                 $1.07
par value $0.01
-------------------- --------------------- ------------------------ ---------------------------- -------------------
Common Stock,           528,000 shares (8)          $0.375(5)                 $198,000.00                $21.19
par value $0.01
-------------------- --------------------- ------------------------ ---------------------------- -------------------
Common Stock,           292,000 shares (8)           $1.75(5)                 $511,000.00                $54.68
par value $0.01
-------------------- --------------------- ------------------------ ---------------------------- -------------------
TOTAL:                9,589,496 shares                                                                $5,083.86
-------------------- --------------------- ------------------------ ---------------------------- -------------------

(1) Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional securities as may result from anti-dilution adjustments under the Cadence Resources Corporation 2006 Stock Incentive Plan (the "2006 Plan"), Cadence Resources Corporation 2004 Equity Incentive Plan (the "2004 Plan"), Equity Compensation Plan for Non-Employee Directors (the "Equity Compensation Plan") and Aurora Energy Ltd. 1997 Stock Option Plan (the "1997 Plan").
(2)   Shares underlying options to be granted under the 2006 Plan.
(3) Estimated solely for the purpose of calculating the registration fee on the basis of, pursuant to Rules 457(h) and 457(c), based on the average of the high and low sales prices of the Registrant's Common Stock on May 11, 2006. (4) Shares underlying options already granted under the 2004 Plan.
(5)   Calculated pursuant to Rule 457(h) of the Securities Act.
(6)   Shares underlying options to be granted under the 2004 Plan.
(7)   Shares underlying options already granted under the Equity Incentive Plan
(8)   Shares underlying options already granted under the 1997 Plan.

                                EXPLANATORY NOTE

               This Form S-8 includes a Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). The Reoffer Prospectus may be utilized for reoffering and resales of shares of common stock acquired pursuant to each of the Cadence Resource Corporation 2006 Stock Incentive Plan (the "2006 Plan"), Cadence Resources Corporation 2004 Equity Incentive Plan (the "2004 Plan"), Equity Compensation Plan for Non-Employee Directors (the "Equity Compensation Plan") and Aurora Energy Ltd. 1997 Stock Option Plan (the "1997 Plan" and together with the 2006 Plan, the 2004 Plan and the Equity Compensation Plan, the "Plans").

               Cadence Resources Corporation is in the process of changing its name to Aurora Oil & Gas Corporation. This name change will be reflected by amendment in the Reoffer Prospectus.

                                     PART I.

                            SECTION 10(a) PROSPECTUS

               The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Reoffer Prospectus

                          CADENCE RESOURCES CORPORATION

                         659,996 Shares of Common Stock

                                   ----------

         This prospectus relates to the reoffer and resale by certain selling shareholders of shares of our common stock that have been or may be issued by us to the selling shareholders upon the exercise of stock options granted under the Cadence Resources Corporation ("Cadence") 2006 Stock Incentive Plan (the "2006 Plan"), the Cadence 2004 Equity Incentive Plan (the "2004 Plan"), the Aurora Energy, Ltd. ("Aurora") Equity Compensation Plan for Non-Employee Directors (the "Equity Incentive Plan"), and the Aurora 1997 Stock Option Plan (the "1997 Plan").

         We will not receive any of the proceeds from sales of the shares by any of the selling shareholders. The shares may be offered from time to time by any or all of the selling shareholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices they may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See "Plan of Distribution" beginning on page 17. All costs, expenses and fees in connection with the registration of the shares will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the selling shareholders (or their donees and pledgees).

            Our common stock is traded on the OTC Bulletin Board under the symbol "CDNR.OB." On May 12, 2006, the last reported bid price of our common stock was $5.63 per share.

            Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 1 to read about certain risks you should consider before buying shares of our common stock.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

            Our principal executive offices are located at 4110 Copper Ridge Drive, Suite 100, Traverse City, Michigan 49684. Our telephone number is (231) 941-0073.

                   The date of this prospectus is May 15, 2006

                                Table Of Contents

Rick Factors..................................................................1
Incorporation of Certain Documents by Reference..............................11
Forward-Looking Statements...................................................12
The Company..................................................................14
Use of Proceeds..............................................................14
Dividend Policy..............................................................15
Selling Shareholders.........................................................15
Plan of Distribution ........................................................17
Legal Matters................................................................18
Experts .....................................................................19
Where You can Find More Information About Us.................................19
Disclosure of Commission Position on Indemnification for Securities Act
Liabilities.............................. ...................................19

         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are prohibited from making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  Risk Factors

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus and in the documents incorporated by reference before deciding to invest in our common stock.

Risks Related To Our Business

We Cannot Guarantee Financial Results.

         We reported profit from operations during the year ended December 31, 2002 and 2003, and a loss from operations during the year ended December 31, 2004 and 2005. There is no assurance that we will be able to return to and maintain profitability.

We May Be Unable To Make Acquisitions Of Producing Properties Or Prospects Or Successfully Integrate Them Into Our Operations.

         Acquisitions of producing properties and undeveloped oil and gas leases have been an essential part of our long-term growth strategy. We may not be able to identify suitable acquisitions in the future or to finance these acquisitions on favorable terms or at all. In addition, we compete against other companies for acquisitions, many of whom have substantially greater managerial and financial resources than us. The successful acquisition of producing properties and undeveloped oil and gas leases requires an assessment of the properties' potential oil and gas resources, future oil and gas prices, development costs, operating costs, potential environmental and other liabilities and other factors beyond our control. These assessments are necessarily inexact and their accuracy inherently uncertain. Such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geological characteristics or geographic location than existing properties. Our acquisitions may not be integrated successfully into our operations and may not achieve desired profitability objectives.

We Do Not Have Complete Management Control Over All Our Properties.

         We conduct much of our oil and gas exploration, development and production activities in joint ventures with others. In some cases, we act as operator and retain significant management control. In other cases, we have reserved only an overriding royalty interest and have surrendered all management rights. In still other cases, we have reserved the right to participate in management decisions, but do not have ultimate decision-making authority. As a result of these varying levels of management control, in a portion of the properties in which we have an interest, we have no control over:

     o   the number of wells to be drilled;

     o   the location of wells to be drilled;

     o   the timing of drilling and re-completing of wells;

     o   the field company hired to drill and maintain the wells;

     o   the timing and amounts of production;

     o   the approval of other participants in drilling wells;

     o   development and operating costs;

     o   capital calls on working interest owners; and

     o   negative gas balance conditions.

         These and other aspects of the operation of our properties and the success of our drilling and development activities will in many cases be dependent on the expertise and financial resources of our joint venture partners and third-party operators.

We May Lose Key Management Personnel.

         Our current management team has substantial experience in the oil and gas business. We do not have employment agreements with any members of our management team. The loss of any of these individuals could adversely affect our business. If one or more members of our management team dies, becomes disabled or voluntarily terminates employment with us, there is no assurance that a suitable or comparable substitute will be found.

Much Of Our Proved Reserves Are Not Yet Producing.

         Of our proved natural gas reserves at December 31, 2005 (including the additional working interest in the Hudson project that we purchased in January
2006), approximately 58% are classified as "proved developed producing", approximately 19% are classified as "proved developed non-producing" and approximately 23% are classified as "proved undeveloped." Production revenues from estimated proved developed non-producing reserves will not be realized until some time in the future, after we have installed supporting infrastructure or taken other necessary steps. It will be necessary to incur additional capital expenditures to install this required infrastructure. Production revenues from estimated proved undeveloped reserves will not be realized until after such time, if ever, as we make significant capital expenditures with respect to the development of such reserves, including expenditures to fund the cost of drilling wells and building the supporting infrastructure. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of the costs associated with developing these reserves in accordance with industry standards, no assurance can be given that our estimates of capital expenditures will prove accurate, that our financing sources will be sufficient to fully fund our planned development activities, or that development activities will be either successful or in accordance with our schedule. We cannot control the performance of our joint venture partners on whom we depend for development of a substantial number of properties in which we have an economic interest and which are included in our reserves. Further, any significant decrease in oil and gas prices or any significant increase in the cost of development could result in a significant reduction in the number of wells drilled. No assurance can be given that any wells will yield commercially viable quantities.

Our Credit Facilities Have Operating Restrictions And Financial Covenants That Limit Our Flexibility And May Limit Our Borrowing Capacity.

         One of our credit facilities limits the amount of earnings from production that we have access to for the properties pledged as collateral on the loan. All of our credit facilities, other than our office mortgage loan, have operational restrictions and credit ratio compliance requirements that limit our flexibility. If the ratio requirements are not satisfied, curative action may be required, such as repaying a part of the outstanding principal or pledging more assets a s collateral, and we will be unable to draw more funds to use in development.

         The value of the assets pledged as collateral for two of our credit facilities will depend on the then current commodity prices for natural gas. If prices drop significantly, we may have trouble satisfying the ratio covenants of these credit facilities. As noted below, oil and gas prices are volatile. The value of assets pledged on a third credit facility is tied to the price at which our stock is trading. We will be unable to control this variable.

         If we are unable to make use of our credit facilities, it may be difficult to find replacement sources of financing to use for working capital, capital expenditures, drilling, technology purchases or other purposes. Even if replacement financing is available, it may be on less advantageous terms than the current credit facilities.

Some Of Our Bank Accounts Are Not Fully Insured.

         Some of our bank accounts periodically exceed the $100,000 limit of FDIC insurance for deposits. In the unlikely event that our bank should fail, it is possible that we will lose some of our funds on deposit.

Our Drilling Activities May Be Unsuccessful.

         We cannot predict prior to drilling and testing a well whether the well will be productive or whether we will recover all or any portion of our investment in the well. Our drilling for oil and natural gas may involve unprofitable efforts, not only from dry holes but from wells that are productive but do not produce sufficient quantities to cover drilling and completion costs, and are not economically viable. Our efforts to identify commercially productive reservoirs, such as studying seismic data, the geology of the area and production history of adjoining fields, do not conclusively establish that oil and gas is present in commercial quantities. If our drilling efforts are unsuccessful, our profitability will be adversely affected.

Production Levels Cannot Be Predicted With Certainty.

         Until a well is drilled and has been in production for a number of months, we will not know what volume of production we can expect to achieve from the well. Even after a well has achieved its full production capacity, we cannot be certain how long the well will continue to produce or the production decline that will occur over the life of the well. Estimates as to production volumes and production life are based on studies of similar wells, and therefore speculative and not fully reliable. As a result, our revenue budgets for producing wells may prove to be inaccurate.

Production Delays May Occur.

         In order to generate revenues from the sale of oil and gas production from new wells, we must complete significant development activity. Delay in receiving governmental permits, adverse weather, a shortage of labor or parts, and/or dewatering time frames may cause delays, as discussed below. These delays will result in delays in achieving revenues from these new wells.

         Oil and gas producers often compete for experienced and competent drilling, completion and facilities installation vendors and production laborers. The unavailability of experienced and competent vendors and laborers may cause development and production delays.

         From time to time, vendors of equipment needed for oil and gas drilling and production become backlogged, forcing delays in development until suitable equipment can be obtained.

         For each new well, before drilling can commence, we will have to obtain a drilling permit from the state in which the well is located. We will also have to obtain a permit for each salt water disposal well. It is possible that for reasons outside of our control, the issuance of the required permits will be delayed, thereby delaying the time at which production is achieved.

         Adverse weather may foreclose any drilling or development activity, forcing delays until more favorable weather conditions develop. This is more likely to occur during the winter and spring months, but can occur at other times of the year.

         Different natural gas reservoirs contain different amounts of water. The actual amount of time required for dewatering with respect to each well cannot be predicted with accuracy. The period of time when the volume of gas that is produced is limited by the dewatering process may be extended, thereby delaying revenue production.

Oil And Gas Prices Are Volatile. A Substantial Decrease In Oil Or Natural Gas Prices Could Adversely Affect Our Business.

         Our revenues, profitability and future growth depend in part on prevailing natural gas and crude oil prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. Lower prices may also reduce the amount of natural gas and crude oil that we can economically produce. It is possible that prices will be low at the time periods in which the wells are most productive, thereby reducing overall returns. It is possible that prices will drop so low that production will become uneconomical. Ongoing production costs that will continue include equipment maintenance, compression and pumping costs. If production becomes uneconomical, we may decide to discontinue production until prices improve. Prices for natural gas and crude oil fluctuate widely. The prices for oil and natural gas are subject to a variety of factors beyond our control, including

     o   the level of consumer product demand;

     o   weather conditions;

     o   domestic and foreign governmental regulations;

     o   the price and availability of alternative fuels;

     o   political conditions in oil and gas producing regions;

     o   the domestic and foreign supply of oil and gas;

     o   market uncertainty; and

     o   worldwide economic conditions.

Pipeline Capacity May Be Inadequate.

         Because of the nature of natural gas development, there may be periods of time when pipeline capacity is inadequate to meet our gas transportation needs. It is often the case that as new development comes on line, pipelines are close to or at capacity before new pipelines are built. During periods when pipeline capacity is inadequate, we may be forced to reduce production or incur additional expense as existing production is compressed to fit into existing pipelines.

Our Reliance On Third Parties For Gathering And Distribution Could Curtail Future Exploration And Production Activities.

         The marketability of our production will depend on the proximity of our reserves to and the capacity of, third party facilities and services, including oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and processing facilities. The unavailability or insufficient capacity of these facilities and services could force us to shut-in producing wells, delay the commencement of production, or discontinue development plans for some of our properties, which would adversely affect our financial condition and performance.

There Is A Potential For Increased Costs.

         The oil and gas industry has historically experienced periods of rapidly increasing drilling and production costs, frequently during times of increased drilling activities. If significant cost increases occur with respect to our development activity, we may have to reduce the number of wells we drill, which may adversely affect our financial performance.

We May Incur Compression Difficulties And Expense.

         As production of natural gas increases, more compression is generally required to compress the production into the pipeline. As more compression is required, production costs increase, primarily because more fuel is required in the compression process. Furthermore, because compression is a mechanical process, a breakdown may occur that will cause us to be unable to deliver gas until repairs are made.

Unitization Presents Some Risks.

         Some or all of our wells will be unitized with wells owned by the other owners within the same field. Because unitization of production combines the operating results of more than one owner of wells, there is a risk that the performance of the wells we do not own will lower our financial performance if the wells we do not own do not perform as well as the wells we do own. In addition, it may be argued that the owners of wells developed later in a field have an advantage because they have more production history upon which to evaluate the investment, they are able to use their money for other purposes before committing their resources to the wells in the field, and they are getting the benefit of all reserves when some of the reserves have already been depleted.

The Failure To Develop Reserves Could Adversely Affect Our Production And Cash Flows.

         Our success depends upon our ability to find, develop or acquire oil and gas reserves that are economically recoverable. We will need to conduct successful exploration or development activities or acquire properties containing proved reserves, or both. The business of exploring for, developing or acquiring reserves is capital intensive. We may not be able to make the necessary capital investment to expand our oil and natural gas reserves from cash flows and external sources of capital may be limited or unavailable. Our drilling activities may not result in significant reserves and we may not have continuing success drilling productive wells. Exploratory drilling involves more risk than development drilling because exploratory drilling is designed to test formations for which proved reserves have not been discovered. Additionally, while our revenues may increase if prevailing oil and gas prices increase significantly, our finding costs for reserves also could increase and we may not be able to finance additional exploration or development activities.

The Oil And Natural Gas Reserve Data Included In This Document Are Estimates Based On Assumptions That May Be Inaccurate And Existing Economic And Operating Conditions That May Differ From Future Economic And Operating Conditions.

         Reservoir engineering is a subjective and inexact process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner and is based upon assumptions that may vary considerably from actual results. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material. Information regarding discounted future net cash flows should not be considered as the current market value of the estimated oil and natural gas reserves that will be attributable to our properties. The estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, increases or decreases in consumption, and changes in governmental regulations or taxation. The reserve report for our Michigan Antrim properties assumes that production will be generated from each well for a period of 40 years. Because production is expected for such an extended period of time, the probability is enhanced that conditions at the time of production will vary materially from the current conditions used to calculate future net cash flows. In addition, the 10% discount factor, which is required by the Financial Accounting Standards Board in Statement of Financial Accounting Standards No. 69 to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks that will be associated with our operations or the oil and natural gas industry in general.

We May Have Difficulty Financing Our Planned Growth.

         We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our property acquisition and development drilling activities. We will require additional financing, in addition to cash generated from our operations, to fund our planned growth. Additional financing may not be available to us on acceptable terms or at all. If additional capital resources are unavailable, we may be forced to curtail our acquisition, development drilling and other activities or to sell some of our assets on an untimely or unfavorable basis.

We May Not Have Good And Marketable Title To Our Properties.

         It is customary in the oil and gas industry that upon acquiring an interest in a non-producing property, only a preliminary title investigation is done at that time and that a drilling title opinion is done prior to the initiation of drilling, neither of which can substitute for a complete title investigation. We have followed this custom to date and intend to continue to follow this custom in the future. Furthermore, title insurance is not available for mineral leases, and we will not obtain title insurance or other guaranty or warranty of good title. If the title to our prospects should prove to be defective, we could lose the costs that we have incurred in their acquisition, or incur substantial costs for curative title work.

Competition In Our Industry Is Intense, And We Are Smaller And Have A More Limited Operating History Than Most Of Our Competitors.

         We will compete with major and independent oil and gas companies for property acquisitions and for the equipment and labor required to develop and operate these properties. Most of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for oil and gas prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to complete transactions in this highly competitive environment.

Oil And Natural Gas Operations Involve Various Risks.

         The oil and gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of crude oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks. Personal injuries, damage to property and equipment, reservoir damage, or loss of reserves may occur if such a catastrophe occurs, any one of which could cause us to experience substantial losses. In addition, we may be liable for environmental damage caused by previous owners of properties purchased or leased by us.

         Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our natural gas and crude oil. Production from gas wells in many geographic areas of the United States, including Louisiana and Texas, has been curtailed or shut-in for considerable periods of time due to a lack of market demand, and such curtailments may continue for a considerable period of time in the future. There may be an excess supply of gas in areas where our operations will be conducted. If so, it is possible that there will be no market or a very limited market for our production.

         As a result of operating hazards, regulatory risks and other uninsured risks, we could incur substantial liabilities to third parties or governmental entities, the payment of which could reduce or eliminate funds available for exploration, development or acquisitions.

We May Lack Insurance That Could Lower Risks To Our Investors.

         We have procured insurance policies for general liability, property/pollution, well control, workers' compensation and automobile, as well as a $20 million excess liability umbrella policy. Nonetheless, the policy limits may be inadequate in the case of a catastrophic loss, and there are some risks that are not insurable. An uninsured loss could adversely affect our financial performance.

We Are Subject To Complex Federal, State And Local Laws And Regulations That Could Adversely Affect Our Business.

         Oil and gas operations are subject to various federal, state and local government laws and regulations, which may be changed from time to time in response to economic or political conditions. Matters that are typically regulated include

     o   discharge permits for drilling operations;

     o   drilling bonds;

     o   reports concerning operations;

     o   spacing of wells;

     o   unitization and pooling of properties;

     o   environmental protection; and

     o   taxation.

         From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below allowed production capacity to conserve supplies of natural gas and crude oil. We also are subject to changing and extensive tax laws, the effects of which we cannot predict.

         The development, production, handling, storage, transportation and disposal of natural gas and crude oil, by-products and other substances and materials produced or used in connection with oil and gas operations are subject to laws and regulations primarily relating to protection of human health and the environment. The discharge of natural gas, crude oil or pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may result in the assessment of civil or criminal penalties or require us to incur substantial costs of remediation.

         Legal and tax requirements frequently are changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, could harm our business, results of operations and financial condition.

Risks Related To The Ownership of Cadence Stock

We May Experience Volatility In Our Stock Price.

         The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

      o     quarterly variations in operating results;

      o     changes in financial estimates by securities analysts;

      o     changes in market valuations of other similar companies;

      o announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

      o     additions or departures of key personnel;

      o any deviations in net sales or in losses from levels expected by securities analysts; and

      o     future sales of our common stock.

         In addition, the stock market from time to time experiences extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

Because Our Securities Trade On The OTC Bulletin Board, Your Ability To Sell Your Shares In The Secondary Market May Be Limited.

         Our shares of common stock have been listed and principally quoted on the Nasdaq OTC Bulletin Board since May 1994. Because our securities currently trade on the OTC Bulletin Board, they are subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person's written consent to the transaction prior to sale. Consequently, these rules may adversely effect the ability of purchasers to sell our securities and otherwise affect the trading market in our securities.

         In the past our shares have been deemed to be "penny stocks" due to the price at which the shares traded. The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to include any equity security that has a market price (as defined in the regulations) less than $5.00 per share. Although our stock is currently trading above $5.00 per share, the price at which it trades could drop, resulting in its re-characterization as penny stock. If this happens, the penny stock regulations will require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited if our shares were re-characterized as penny stock. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

We Do Not Have Cumulative Voting And A Small Number Of Existing Shareholders Control Us.

         Our shareholders do not have the right to cumulative votes in the election of our directors. Cumulative voting, in some cases, could allow a minority group to elect at least one director to our board. Because there is no provision for cumulative voting, a minority group will not be able to elect any directors. Accordingly, the holders of a majority of the shares of common stock, present in person or by proxy, will be able to elect all of the members of our board of directors.

         In connection with the closing of the merger of Cadence and Aurora, certain of our shareholders, including certain former Aurora shareholders who became shareholders of us in connection with the merger, executed and delivered voting agreements pursuant to which they agreed, for a period of 36 months, to vote an aggregate of 22,740,830 of their shares of our common stock in favor of
(i) five directors designated by William W. Deneau, who are initially William W. Deneau, Earl V. Young, Gary J. Myles, Richard Deneau, and Ronald E. Huff; and
(ii) two directors designated by William W. Deneau from among our Board of Directors immediately before the closing of the merger, who are initially Howard Crosby and Kevin Stulp. In addition, these shareholders agreed to vote all of their shares of common stock to ensure that the size of our Board of Directors will be set and remain at seven directors. Also in connection with the closing of the merger, certain of our shareholders executed and delivered irrevocable proxies naming William W. Deneau and Lorraine King as proxies to vote their shares through October 31, 2008 in the manner determined by such proxies. An aggregate of 11,583,012 shares of our common stock held by such shareholders was subject to these proxies at February 22, 2006. These provisions will limit our other shareholders' ability to influence the outcome of shareholder votes including votes concerning the election of directors, the adoption or amendment of provisions in our articles of incorporation or bylaws and the approval of mergers and other significant corporate transactions through October 31, 2008.

Our Articles Of Incorporation Contain Provisions That Discourage A Change Of Control.

         Our articles of incorporation contain provisions that could discourage an acquisition or change of control without our board of directors' approval. Our articles of incorporation authorize our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us, even if that change of control might be beneficial to our shareholders.

                 Incorporation of Certain Documents by Reference

         The following documents, which have been filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this prospectus as of their respective dates:

      o the Company's annual report on Form 10-KSB (File No. 000-25170) for the fiscal year ended December 31, 2005 filed with the Commission on March 31, 2006;

      o the Company's current reports on Form 8-K (File No. 000-25170) filed with the Commission on January 17, 2006, January 20, 2006, January 23, 2006, February 3, 2006, February 3, 2006, February 6, 2006,
            February 6, 2006, February 8, 2006, February 10, 2006, February 13, 2006, February 15, 2006, February 15, 2006, February 16, 2006, March 2, 2006, March 28, 2006, April 3, 2006, April 14, 2006 and April 19,
            2006; and

      o the description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 filed with the Commission on November 22, 1994, including any amendment or report filed for the purpose of updating such description.

         All documents filed subsequent to the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

         We will provide without charge to any person to whom this prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to Ellen Merillat, Cadence Resources Corporation, 4110 Copper Ridge Drive, Suite 100, Traverse City, Michigan 49684. Our telephone number is (231)941-0073.

                           Forward-Looking Statements

            This prospectus, supplements to this prospectus and the documents incorporated by reference contain certain forward-looking statements about our financial condition, results of operations and business. These statements may be made expressly in this document or may be "incorporated by reference" to other documents we have filed with the Commission. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus, supplements to this prospectus or documents incorporated by reference.

            These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the factors discussed above in the section entitled "Risk Factors" and the following:

      o the quality of our properties with regard to, among other things, the existence of reserves in economic quantities;

      o our ability to increase our production and oil and gas income through exploration and development;

      o the number of locations to be drilled and the time frame within which they will be drilled;

      o     future prices of natural gas and crude oil;

      o     anticipated domestic demand for oil and natural gas; and

      o     the adequacy of our capital resources and liquidity.

         Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or supplements to this prospectus or, in the case of documents incorporated by reference, as of the date of such document.

         We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or supplements to this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements.

                                   The Company

         We are a Utah corporation incorporated on April 7, 1969 to explore and mine natural resources under the name Royal Resources, Inc. We changed our corporate name four times since we were incorporated, most recently on May 2, 2001 when we changed our name to Cadence Resources Corporation in connection with a corporate reorganization to focus our operations on oil and gas exploration.

         We acquired Aurora Energy, Ltd. ("Aurora") on October 31, 2005 through the merger of our wholly-owned subsidiary with and into Aurora. As a result of that merger, Aurora became our wholly-owned subsidiary. The acquisition of Aurora was accounted for as a reverse merger, with Aurora being the acquiring party for accounting purposes. The Aurora executive management team also assumed management control at the time the merger closed, and we moved our corporate offices to Traverse City, Michigan. The acquisition of Aurora was pursuant to the Agreement and Plan of Merger dated as of January 31, 2005. In connection with the acquisition of Aurora, we issued an aggregate of 39,592,510 shares of our common stock to the former shareholders of Aurora, and reserved an additional 10,497,328 shares of our common stock for issuance upon exercise of options or warrants that had been issued by Aurora prior to the acquisition and that were previously exercisable for shares of the common stock of Aurora.

         We are involved in the exploration, development and production of natural gas and oil reserves in North America. Our goal is to produce gas from lower risk unconventional gas reservoirs such as black shales, coal seams and tight sands, targeting projects where large acreage blocks can be easily evaluated with a series of low cost test wells prior to development investments. We have a particular, but not exclusive, focus on the black shales of Michigan and Indiana. Conventional oil and gas exploration will be given consideration when opportunities are available which could yield significant upside reserves. Quite often, there will be prospects generated for conventional reservoirs as a result of data gained from drilling wells in unconventional reservoirs.

         Our goal is to generate revenues from the sale of oil and gas production sufficient to support ongoing development of our acreage. Once wells are drilled and in production, the underlying gas reserves will be characterized as proved developed producing reserves, which have greater value than unproven probable reserves. As a general rule, once the underlying reserves are characterized as proved developed producing reserves, the underlying assets can be pledged to support debt financing. Proved developed producing reserves are also generally more attractive to prospective asset purchasers such as larger oil and gas companies.

                                 Use of Proceeds

         The selling shareholders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any of the proceeds from the resale of the shares. We will receive proceeds from the exercise of the options, which results in the issuance of the shares registered under this registration statement. We will use such net proceeds, if any, for general corporate purposes and working capital. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the selling shareholders.

                                 Dividend Policy

            There have been no cash dividends declared on our common stock since we were formed. Dividends are declared at the sole discretion of our board of directors. It is not anticipated that any dividends will be declared for the foreseeable future on our common stock.

                              Selling Shareholders

            This prospectus relates to shares of common stock that have been acquired by the selling shareholders pursuant to the 2006 Plan, 2004 Plan, Equity Incentive Plan, and 1997 Plan.

            Executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire common stock under the 2006 Plan, 2004 Plan, Equity Incentive Plan, and 1997 Plan may be added to the selling shareholders list below by a prospectus supplement filed with the Commission. The number of shares to be sold by any selling shareholder under this prospectus also may be increased or decreased by a prospectus supplement. Although a person's name is included in the table below, neither that person nor we are making an admission that the named person is our "affiliate."

            The following table sets forth (i) the number of shares of our common stock beneficially owned by each selling shareholder at May 11, 2006,
(ii) the number of shares of our common stock to be offered for resale by each selling shareholder (i.e. the number of shares underlying all stock options held by the selling shareholder, whether vested or unvested) and (iii) the number and percentage of shares of our common stock to be held by each selling shareholder after completion of the offering:

            Unless otherwise specified, the address of each of the persons set forth below is in care of Cadence Resources Corporation, 4110 Copper Ridge Drive, Suite 100, Traverse City, Michigan, 49684.

                                                            Shares of Common Stock Owned
                             Shares of Common    Shares of       after Offering(2)
Name of Selling             Stock Owned Prior  Common Stock -----------------------------
Shareholder(1)                 to Offering      to be Sold       Number         Percent
                             -------------    ------------- -------------   -------------
Lorraine M. King                 360,000         160,000         200,000               *

Gary J. Myles                    259,998         199,998          60,000               *

Earl V. Young                    386,204         199,998         186,206               *

Howard M. Crosby               1,243,840          50,000       1,193,840             1.5%

Kevin D. Stulp                   507,500          50,000         457,500               *

-------------------------------
*        Less than 1%.

(1)      All individuals named are officers or directors of the Company.

(2) Assumes (i) that all shares of common stock registered hereunder are sold, and (ii) total issued and outstanding shares of common stock of
         (A) 81,685,017, plus (B) for each selling shareholder, the number of shares of common stock registered hereunder.

                              Plan of Distribution

         The selling shareholder may, from time to time, sell any or all of his or her shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Our Insider Trading Policy prohibits individuals who are directors, officers or employees from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale. To the extent that the selling shareholder is no longer an officer, director or employee, it is possible that the selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

         The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

         The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

         The selling shareholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling shareholders.

                                  Legal Matters

            The validity of the shares of common stock offered in this prospectus has been passed upon for us by Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.

                                     Experts

            Our financial statements for the years ending December 31, 2005 and 2004 incorporated by reference in the Annual Report on Form 10-KSB for the year ended December 31, 2005 have been so incorporated in reliance on a report of the accounting firm of Rachlin Cohen & Holtz LLP, independent registered public accounting firm. Our financial statements are incorporated by reference in this prospectus in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting.

                  Where You Can Find More Information About Us

            We have filed with the Commission a registration statement on Form S-8, including exhibits and schedules, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the shares that may be sold pursuant to the prospectus, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

            We are subject to the information and reporting requirements of the Exchange Act and file annual, quarterly, and current reports, proxy statements, and other information with the Commission. You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Commission's Internet site at http://www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

         In accordance with Utah law, our articles of incorporation eliminate or limit the liability of any of our directors to us or to our shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) specified unlawful distributions; or
(d) an intentional violation of criminal law.

         In addition, in Utah, unless a corporation's articles of incorporation provide otherwise:

            (1) an officer of the corporation is entitled to mandatory indemnification, and is entitled to apply for court-ordered indemnification, to the same extent as a director of the corporation;

            (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

            (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

            Our officers and directors are accountable to us as fiduciaries, which mean they are required to exercise good faith and fairness in all dealings affecting us. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to us, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Shareholders who have suffered losses in connection with the purchase or sale of their interest in us in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cadence Resources Corporation, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

               The following documents heretofore filed by Cadence Resources Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

                   o the Company's annual report on Form 10-KSB (File No. 000-25170) for the fiscal year ended December 31, 2005 filed with the Commission on March 31, 2006;

                   o the Company's current reports on Form 8-K (File No. 000-25170) filed with the Commission on January 17, 2006, January 20, 2006, January 23, 2006, February 3, 2006,
                       February 3, 2006, February 6, 2006, February 6, 2006, February 8, 2006, February 10, 2006, February 13, 2006, February 15, 2006, February 15, 2006, February 16, 2006, March 2, 2006, March 28, 2006, April 3, 2006, April 14,
                       2006 and April 19, 2006; and

                   o the description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 filed with the Commission on November 22, 1994, including any amendment or report filed for the purpose of updating such description.

               All documents filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange act of 1934 Act, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.        Description of Securities.

               Not Applicable.

Item 5.        Interests of Named Experts and Counsel.

               Not Applicable.

Item 6.        Indemnification of Directors and Officers.

               In accordance with Utah law, our articles of incorporation eliminate or limit the liability of any of our directors to us or to our shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) specified unlawful distributions; or (d) an intentional violation of criminal law.

               In addition, in Utah, unless a corporation's articles of incorporation provide otherwise:

               (1) an officer of the corporation is entitled to mandatory indemnification, and is entitled to apply for court-ordered indemnification, to the same extent as a director of the corporation;

               (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

               (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

               Our officers and directors are accountable to us as fiduciaries, which mean they are required to exercise good faith and fairness in all dealings affecting us. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to us, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Shareholders who have suffered losses in connection with the purchase or sale of their interest in us in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cadence Resources Corporation, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

Item 7.     Exemption from Registration Claimed.

            Not Applicable.

Item 8.     Exhibits.

            Exhibit
            Number
            --------

            4.1 Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-KSB for the fiscal year ended December 31, 2005, filed with the SEC on March 31, 2006).

            4.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K, filed on December 9, 2005).

            5 Opinion and consent of Troutman Sanders LLP, counsel to the Company, as to the legality of the securities being offered.*

            23.1  Consent of Ralph E. Davis Associates, Inc.*

            23.2  Consent of Schlumberger Technology Corporation.*

            23.3  Consent of Netherland, Sewell & Associates, Inc.*

            23.4  Consent of Ryder Scott Company, LP.*

            23.5  Consent of Rachlin Cohen & Holtz LLP*

            23.6  Consent of Troutman Sanders LLP (contained in Exhibit 5).*

            24 Power of Attorney (contained in the signature page to this Registration Statement).

            99.1  Cadence Resource Corporation 2006 Stock Incentive Plan.*

           ----------
           * Filed herewith

            99.2  Cadence Resources Corporation 2004 Equity Incentive Plan.*

            99.3  Equity Compensation Plan for Non-Employee Directors.*

            99.4  Aurora Energy Ltd. 1997 Stock Option Plan.*

            ----------
            *Filed herewith

Item 9.      Undertakings.

(a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Traverse City, State of Michigan, on May 15, 2006.


                                       CADENCE RESOURCES CORPORATION


                                       By: /s/ William W. Deneau
                                           -------------------------------------
                                           William W. Deneau, President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of William W. Deneau and Lorraine M. King his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                    Title                         Date
/s/ William W. Deneau             President and Director               May 15, 2006
---------------------
William W. Deneau                 Principal Executive Officer)

/s/ Lorraine M. King              Chief Financial Officer              May 15, 2006
----------------------------
Lorraine M. King                  Principal Financial and
                                  Accounting Officer)

/s/ Howard M. Crosby              Director                             May 15, 2006
---------------------
Howard M. Crosby

/s/ Kevin D. Stulp                Director                             May 15, 2006
-------------------
Kevin D. Stulp

/s/ Richard Deneau                Director                             May 15, 2006
-------------------
Richard Deneau

/s/ Ronald E. Huff                Director                             May 15, 2006
-------------------
Ronald E. Huff

/s/ Gary J. Myles                 Director                             May 15, 2006
------------------
Gary J. Myles

/s/ Earl V. Young                 Director                             May 15, 2006
------------------
Earl V. Young

                                  EXHIBIT INDEX

           Exhibit
            Number
            --------

            4.1 Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-KSB for the fiscal year ended December 31, 2005, filed with the SEC on March 31, 2006).

            4.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K, filed on December 9, 2005).

            5 Opinion and consent of Troutman Sanders LLP, counsel to the Company, as to the legality of the securities being offered.*

            23.1  Consent of Ralph E. Davis Associates, Inc.*

            23.2  Consent of Schlumberger Technology Corporation.*

            23.3  Consent of Netherland, Sewell & Associates, Inc.*

            23.4  Consent of Ryder Scott Company, LP.*

            23.5  Consent of Rachlin Cohen & Holtz LLP*

            23.6  Consent of Troutman Sanders LLP (contained in Exhibit 5).*

            24 Power of Attorney (contained in the signature page to this Registration Statement).

            99.1  Cadence Resource Corporation 2006 Stock Incentive Plan.*

            ----------
            * Filed herewith

            99.2  Cadence Resources Corporation 2004 Equity Incentive Plan.*

            99.3  Equity Compensation Plan for Non-Employee Directors.*

            99.4  Aurora Energy Ltd. 1997 Stock Option Plan.*

            ----------
            *Filed herewith

                                       26